Exhibit 99.1

Volato Group Announces $2.2 Million Strategic Investment and AI Infrastructure Acquisition Focus

Investment strengthens balance sheet as Company evaluates non-binding AI infrastructure and technology transaction opportunities

ATLANTA, GA – June 8, 2026 – Volato Group, Inc. (NYSE American: SOAR) (the “Company” or “Volato”), a technology company focused on building scalable software and data solutions that improve the reliability and intelligence of high-stakes business decisions, today announced the signing of a definitive agreement to obtain a $2.2 million strategic investment lead by Catheter Precision, Inc. (NYSE American: VTAK), and other institutional investors with experience investing in artificial intelligence and emerging technology companies.

The investment of restricted common stock will strengthen Volato’s balance sheet and supports the Company’s renewed focus on artificial intelligence, including the evaluation of potential acquisition and merger opportunities in AI infrastructure, AI software, data infrastructure, compute, power generation, and related sectors.

The investment is subject to certain customary closing conditions, including without limitation the authorization of a supplemental listing application filed by Volato with the NYSE American stock exchange.

The investment follows the recent termination of Volato’s previously announced transaction with M2i Global. Volato believes the termination does not alter its ability to pursue the milestones under its accepted NYSE American compliance plan, and management remains focused on executing that plan while pursuing opportunities designed to enhance long-term shareholder value.

Volato has received two unsolicited non-binding letters of intent related to potential transactions within the artificial intelligence ecosystem, including opportunities involving AI data center infrastructure and power generation assets supporting AI workloads. No definitive agreements have been executed, and there can be no assurance that either opportunity will result in a completed transaction. However, management believes these opportunities support the Company’s decision to pursue an AI-focused strategy and reflect the breadth of opportunities emerging across the AI infrastructure sector.

“The termination of the M2i transaction gives us the opportunity to refocus on a market opportunity we believe is more closely aligned with Volato’s technology assets, public-company platform, and long-term shareholder value,” said Matt Liotta, Chief Executive Officer of Volato. “We already own and operate an AI software company through Parslee, and we are now actively evaluating opportunities in AI infrastructure. This investment was made after we communicated our AI-focused strategy, and we believe that is an important signal. These investors are backing our future direction, strengthening our balance sheet, and providing additional flexibility as we evaluate acquisition targets and strategic transactions in the AI infrastructure sector.”

Volato currently owns Parslee, an AI software platform focused on improving the reliability and auditability of AI systems through deterministic document intelligence technology. The Company is also developing Volato AI, an initiative that combines Parslee’s technology with Volato’s operational experience in aviation to develop specialized AI agents and software for the aviation industry. Together, these initiatives provide the Company with direct operating experience in artificial intelligence as it evaluates larger opportunities within the AI infrastructure ecosystem.

“We are excited to support Volato as its now largest shareholder as it executes on its AI strategy,” said David Jenkins, Chief Executive Officer of Catheter Precision. “We believe the Company possesses a unique combination of AI technology assets, industry expertise, and public market access. We look forward to supporting management as it pursues opportunities in the rapidly evolving AI sector.”

Volato intends to continue evaluating opportunities in AI infrastructure, AI software, data infrastructure, compute, power generation, and related sectors that could enhance shareholder value and further align the Company’s public market platform with its long-term strategic direction.

Additional details regarding the transaction will be provided in the Company’s Current Report on Form 8-K.

About Volato

Volato Group, Inc. (NYSE American: SOAR) is a technology company focused on building scalable software and data solutions that improve the reliability and intelligence of high-stakes business decisions. The Company’s existing Parslee Document Intelligence platform enhances the performance of leading large language models by adding deterministic structure and auditability to complex documents such as contracts and SEC filings. For more information, visit www.flyvolato.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The proposed investment is expected to close solely pursuant to legally binding definitive agreements containing the material terms and conditions of the proposed investment. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the Company’s strategic investment, intended use of proceeds, AI-focused strategy, evaluation of acquisition and merger opportunities, potential transactions, non-binding letters of intent, AI infrastructure opportunities, NYSE American compliance plan, business strategy, and potential shareholder value creation.

Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “targets,” “would,” “will,” “should,” “could,” “may,” “potential,” “opportunity,” “evaluate,” and similar expressions.

Forward-looking statements are based on current expectations, assumptions, estimates, and projections and are not guarantees of future performance or events. Actual results may differ materially from those expressed or implied by these forward-looking statements as a result of various risks and uncertainties, including the risk that the Company may not enter into or complete any acquisition, merger, financing, or other strategic transaction; that non-binding letters of intent may not result in definitive agreements; that any potential transaction may be subject to regulatory, financing, shareholder, third-party, diligence, market, or other conditions; that AI infrastructure opportunities may involve substantial capital requirements, operational complexity, power availability, regulatory approvals, and integration risks; that the Company may not regain or maintain compliance with NYSE American continued listing standards; that the Company’s stock price may experience volatility; and the other risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent reports filed with the SEC, and other filings the Company may make from time to time.

All forward-looking statements speak only as of the date they are made. Volato undertakes no obligation to update or revise any forward-looking statement, except as required by law.

Investor Contact:

investors@flyvolato.com